Sparrow Growth Fund

CLASS A

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

The following Class A Distribution and Shareholder Servicing Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by Sparrow Funds (the “Trust”), an Ohio business trust, on behalf of the Sparrow Growth Fund (the “Fund”), a series of the Trust. The Plan has been approved by a majority of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and the Fund, and who have no direct or indirect financial interest in the operation of the Plan or in any Related Agreement (as defined below) (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of the Fund and its Class A shareholders. Such approval by the Board of Trustees included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its Class A shareholders.

The provisions of the Plan are as follows:

1.	PAYMENTS BY THE FUND TO PROMOTE THE SALE OF ITS CLASS A SHARES

          (a) Distribution Expenses. The Fund will pay to Unified Financial Securities, Inc. (the “Distributor”), as a principal underwriter of the Fund’s shares, and/or any Recipient (as defined below) a distribution fee of up to 0.25% of the average daily net assets of Class A shares of the Fund in connection with the promotion and distribution of Class A shares and the provision of personal services to shareholders, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature (“Distribution Expenses”). The Fund or Distributor may pay all or a portion of the distribution fee to any registered securities dealer, financial institution or any other person eligible to receive such payment pursuant to Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (a “Registered Recipient”) who renders assistance in distributing or promoting the sale of Class A shares, or who provides certain shareholder services, pursuant to a written agreement (the “Rule 12b-1 Agreement”), one form of which is attached hereto as Appendix A, with respect to Class A shares of the Fund. Payment of these fees shall be made monthly promptly following the close of the month. If the Distributor and/or any Registered Recipient is due more monies for its services rendered than are immediately payable because of the expense limitation under Section 1(a) of this Plan, the unpaid amount shall be carried forward from period to period while the Plan is in effect until such time as it is paid. The Distributor and/or any Registered Recipient shall not, however, be entitled to charge the Fund any interest, carrying or finance fees in connection with such carried forward amounts.

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          (b) Service Fees. The Fund will pay Sparrow Capital Management, Inc., the Fund’s investment adviser (the “Adviser”), a shareholder servicing fee equal to 0.25% of the average daily net assets of Class A shares of the Fund (the “Service Fees”). The Adviser may use the Service Fees to compensate any person, whether or not registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”), including the Adviser itself or its personnel (a “Recipient”), with a “service fee” as such term is contemplated under Rule 2830 of FINRA’s Conduct Rules, as compensation for providing services to Class A shareholders of the Fund pursuant to a written agreement (a “Service Agreement”), a form of which is attached as Appendix B to this Plan. Eligible services for this purpose include, but are not limited to: (a) processing and issuing confirmations concerning customer orders to purchase, redeem and exchange Class A shares; (b) receiving and transmitting funds representing the purchase price or redemption proceeds of Class A shares; (c) forwarding shareholder communications such as prospectus updates, proxies and shareholder reports; (d) acting, or arranging for another party to act, as record-holder and nominee of all Class A shares beneficially owned by its customers; (e) providing sub-accounting with respect to Class A shares of the Fund beneficially owned by its customers or the information necessary for sub-accounting, including establishing and maintaining individual accounts and records with respect to Class A shares owned by each customer; (f) providing periodic statements to each customer showing account balances and transactions during the relevant period; (g) processing dividend payments; (h) receiving, tabulating and transmitting proxies; (i) responding to customer inquiries relating to the Class A shares or the services; (j) marketing or otherwise promoting the Class A shares of the Fund, and/or (k) providing sweep services which may include: (1) providing the necessary computer hardware and software which links the service organization’s systems to the Fund’s account management system; (2) providing software that aggregates the customers orders and establishes an order to purchase or redeem shares of the Fund based on established target levels for the customer’s demand deposit accounts; (3) providing periodic statements showing a customer’s account balance and, to the extent practicable, integrating such information with other customer transactions otherwise effected through or with the service organization; and (4) furnishing (either separately or on an integrated basis with other reports sent to a customer by the service organization) monthly and year-end statements and confirmations of purchases, exchanges and redemptions. Payment of these fees shall be made monthly promptly following the close of the month. If a Recipient is due more monies for its services rendered than are immediately payable because of the expense limitation under Section 1(b) of this Plan, the unpaid amount shall be carried forward from period to period while the Plan is in effect until such time as it is paid. The Recipient shall not, however, be entitled to charge the Fund any interest, carrying or finance fees in connection with such carried forward amounts.

2.	RULE 12B-1 RELATED AGREEMENTS

(a)       Other than payments directly to the Distributor and/or the Adviser pursuant to Section 1 above, the Fund shall not make any payments, directly or indirectly, pursuant to any Recipient pursuant to a Rule 12b-1 Agreement with the Distributor and/or a Service Agreement with the Adviser (collectively, the “Related Agreements”), unless the Related Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of

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the Trust’s Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Related Agreement. The form of each of the Rule 12b-1 Agreement and Service Agreement relating to the Class A shares of the Fund attached hereto as Appendix A and Appendix B, respectively, have been approved by the Trust’s Board of Trustees as specified above.

(b)       Any Related Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

(c)       No Related Agreement may be entered into unless it provides (i) that it may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the Class A shareholders of such Fund, or by vote of a majority of the Independent Trustees, on not more than 60 days’ written notice to the other party to the Related Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

(d)       Any Related Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Related Agreement.

3.	QUARTERLY REPORTS

(a)       The Distributor shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan as Distribution Expenses pursuant to Section 1(a) above.

(b)       The Adviser shall provide directly to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan as Service Fees pursuant to Section 1(b) above.

(c)       Each report required under Section (a) and (b) above shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4.	EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective as of the latter to occur of (i) September 1, 2008, or (ii) the date that (A) the shareholders of the Fund approve this Plan, and (ii) a majority of the Board of Trustees, and of the Independent Trustees approve this Plan, in each case at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect with respect to the Fund for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to the Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board

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of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan, or any Related Agreement may be terminated with respect to the Fund at any time, without penalty, on not more than sixty (60) days’ written notice by a majority vote of shareholders of such Fund, or by vote of a majority of the Independent Trustees.

5.	SELECTION OF INDEPENDENT TRUSTEES

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees.

6.	AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by the Fund hereunder without the approval by a majority vote of shareholders of the Fund affected thereby.

7.	RECORDKEEPING

The Trust shall preserve copies of the Plan, any Related Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Related Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Approved by the Board of Trustees: July 17, 2008

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Appendix A

Rule 12b-1 Related Agreement

___________ ____, 200___

Unified Financial Securities, Inc.

431 N. Pennsylvania

Indianapolis, IN 46204

[Dealer Name

and Address]

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution and Shareholder Servicing Plan (the “Plan”) adopted by Sparrow Funds, an Ohio business trust (the “Trust”), on behalf of Sparrow Growth Fund (the “Fund”), a series of the Trust, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Plan and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Board of Trustees of the Trust, including a majority of the Board of Trustees who are not “interested persons” of the Trust, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund’s Class A shareholders.

1.         To the extent you provide distribution and marketing services in the promotion of the Fund’s Class A shares and/or services to Class A shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the National Association of Securities Dealers, Inc.

2.         You shall furnish us with such information as shall reasonably be requested either by the Trustees of the Fund or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement.

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3.         We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4.         This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of shareholders, or (b) a majority of the Independent Trustees, on 60 days’ written notice, without payment of any penalty. In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Trust and us and shall terminate immediately in the event of its assignment. This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5.         This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Trust and of the Independent Trustees, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

UNIFIED FINANCIAL SECURITIES, INC.

By:

Accepted:

  (Dealer or Service Provider Name)

  (Street Address)

  (City)(State)(ZIP)

  (Telephone No.)

  (Facsimile No.)

By:

(Name and Title)

4770882.1	2

Schedule A

to the

Rule 12b-1 Related Agreement

For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you a fee calculated as follows:

0.25% (for distributions activities) and 0.25% (for other services) of the average daily net assets of Class A shares of the Fund (computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Trust or its agent, designate your firm as the customer’s dealer or service provider of record.

The Fund’s administrator shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund’s current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.

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Appendix B

Service Agreement

_______________, 200__

[Dealer or Service Provider]

[Dealer Name

and Address]

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to an Distribution and Shareholder Servicing Plan (the “Plan”) adopted by Sparrow Funds, an Ohio business trust (the “Trust”), on behalf of the Sparrow Growth Fund (the “Fund”), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Plan and this related agreement have been approved by a majority of the Trustees of the Trust, including a majority of Trustees who are not “interested persons” (as defined in the Act), of the Trust or the Fund, and who have no direct or indirect financial interest in the operation of the Plan or its related agreements (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund’s Class A shareholders.

1.        To the extent you provide services to the Fund’s Class A shareholders, including, but not limited to (a) processing and issuing confirmations concerning customer orders to purchase, redeem and exchange Class A shares; (b) receiving and transmitting funds representing the purchase price or redemption proceeds of Class A shares; (c) forwarding shareholder communications such as prospectus updates, proxies and shareholder reports; (d) acting, or arranging for another party to act, as recordholder and nominee of all Class A shares beneficially owned by your customers; (e) providing sub-accounting with respect to the Fund’s Class A shares beneficially owned by your customers or the information necessary for sub-accounting, including establishing and maintaining individual accounts and records with respect to Class A shares owned by each of your customer; (f) providing periodic statements showing account balances and transactions during the relevant period; (g) processing dividend payments; (h) receiving, tabulating and transmitting proxies; (i) responding to inquiries relating to the Class A shares or the services; (j) marketing or otherwise promoting the Class A shares; and/or (k) providing sweep services which may include: (1) providing the necessary computer hardware and software which links your systems to the Fund’s account management system; (2) providing software that aggregates the customers orders and establishes an order to purchase or redeem shares of the Fund based on established target levels for the customer’s demand deposit accounts; (3) providing periodic statements showing a customer’s account balance and, to the extent practicable, integrating such information with other Customer transactions otherwise effected through or with the service organization; and (4) furnishing (either separately or on an integrated basis with other reports sent to a customer by the service organization) monthly and year-

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end statements and confirmations of purchases, exchanges and redemptions (collectively, “Shareholder Services”), we shall pay you a fee as described on Schedule A. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

          You agree that all activities conducted under this Agreement will be conducted in accordance with this Agreement, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933.

2.        This Agreement shall become effective on the date accepted by you and shall continue in full force until terminated. This Agreement may be terminated by the vote of (a) a majority of shareholders of the Fund(s), or (b) a majority of the Independent Trustees, on 30 days’ written notice, without payment of any penalty. In addition, this Agreement will be terminated by any act with terminates the Fund’s Plan, and shall also terminate immediately in the event of its assignment. This Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

3.        The obligations of the Fund under this Agreement shall not be personally binding upon, nor shall resort be had to, the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but shall be binding solely against the applicable Fund’s property allocable to its Class A.

SPARROW CAPITAL MANAGEMENT, INC.

By:

Accepted:

[SERVICE PROVIDER NAME]

(Street Address)

(City)(State)(ZIP)

(Telephone No.)

(Facsimile No.)

By:

(Name and Title)

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Schedule A

to the

Service Agreement

For all services rendered pursuant to the Agreement, we shall pay you a fee calculated as follows:

Annual shareholder servicing fee of 0.25% of the average daily net assets of all Class A shares of the Fund (computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Fund or its agent, designate your firm as the customer’s dealer or service provider of record.

The Fund’s administrator shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund’s current prospectus, and we shall pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.

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